UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	001-08769	31-4362899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio 43147

(Address of principal executive offices) (Zip Code)

(614) 864-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On Friday, March 30, 2012, R.G. Barry Corporation (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Greg A. Tunney. Mr. Tunney has served as the Company’s President since February 2006, and as its President and Chief Executive Officer since May 2006. The following is a summary of the key terms of the Employment Agreement:

Term and Title. The term of the Employment Agreement will commence on May 1, 2012 and will extend through July 1, 2017. Mr. Tunney’s previous employment agreement will remain in effect through April 30, 2012. Pursuant to the Employment Agreement, Mr. Tunney will continue to serve as the President and Chief Executive Officer of the Company.

Salary, Annual Bonus and Benefits. Pursuant to the Employment Agreement, Mr. Tunney’s annual base salary will be $526,000. In addition, Mr. Tunney will have the opportunity to earn a performance-based bonus each year based upon the Company’s achievement of performance goals as determined by the Compensation Committee of the Company’s Board of Directors. Mr. Tunney is also entitled to participate in the Company’s Amended and Restated 2005 Long-Term Incentive Plan or any successor plan, and all other benefit plans and programs of the Company (other than frozen plans) that are generally available to other members of the Company’s senior executive team. In addition, Mr. Tunney will be entitled to an annual payment of $75,000 to cover his participation in a personal life insurance-based retirement program (the “Annual Insurance Payment”), and other perquisites currently provided to him.

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Tunney’s employment during the term with or without Cause (as defined in the Employment Agreement) and Mr. Tunney may terminate his employment voluntarily with or without Good Reason (as defined in the Employment Agreement).

In the event that prior to a Change in Control (as defined in the Employment Agreement), the Company terminates Mr. Tunney’s employment without Cause or Mr. Tunney resigns for Good Reason, he will be entitled to, in addition to accrued benefits through the date of termination, two years’ base salary (paid over the 24 month severance period) plus (i) any annual bonus that he has earned prior to the date of termination but that is unpaid as of the date of termination (a “Prior Year Bonus Payment”), (ii) an additional payment (payable when bonuses are next paid to the executives) equal to the greater of the Executive’s target bonus opportunity for the year in which employment terminates or, if greater, a pro-rated portion of the bonus that would have been earned had his employment continued for the remainder of the year (a “Current Year Bonus Payment”), (iii) continuation of healthcare benefits for 24 months, (iv) payment of the Annual Insurance Payment for the year in which employment terminates (if not previously paid) and an additional Annual Insurance Payment for the following year; and (v) outplacement services.

In the event that Mr. Tunney’s employment is terminated by the Company for Cause or if Mr. Tunney voluntarily resigns without Good Reason, he will only be entitled to receive accrued benefits through the date of termination including any Prior Year Bonus Payment that was earned and unpaid as of the date of termination.

In the event that Mr. Tunney’s employment is terminated because of Disability (as defined in the Employment Agreement), he will be entitled to receive any accrued benefits including any Prior Year Bonus Payment that was earned and unpaid as of the date of death, a Current Year Bonus Payment, and an additional Annual Insurance Payment. In the event Mr. Tunney’s employment is terminated as a result of his death, his estate or designated beneficiaries will be entitled to receive any accrued benefits including any Prior Year Bonus Payment that was earned and unpaid as of the date of death plus a Current Year Bonus Payment.

Change in Control. In the event that, within two years following a Change in Control, the Company terminates Mr. Tunney without Cause or Mr. Tunney resigns for Good Reason, Mr. Tunney will receive the following: (i) any accrued benefits including any then earned but unpaid Prior Year Bonus Payment and (ii) a lump-sum cash payment equal to two times the sum of (x) his base salary (as in effect on the date of termination or, if greater, on the date of the Change in Control) and (y) his target bonus opportunity in effect at the time of termination of employment or, if greater, on the date of the Change in Control. In addition, Mr. Tunney will receive an extension of his healthcare coverage for a period of 24 months from the date of termination, any unpaid Insurance Payment for the year in which his employment terminates, and an additional Insurance Payment for the following year.

Restrictive Covenants. Pursuant to the Employment Agreement, Mr. Tunney is subject to non-solicitation, non-disparagement, confidentiality and non-competition covenants. The non-solicitation and non-competition covenants survive for two years following his termination of employment, and the confidentiality covenant is generally perpetual.

Clawback. The Employment Agreement includes a “clawback” provision which states that the Executive’s rights are subject to any “clawback” or compensation recovery requirement under applicable law or any clawback or compensation recover policy that is adopted by the Company’s Board to comply with The Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the Securities and Exchange Commission or the requirements of any securities exchange.

280G Excise Taxes. The Employment Agreement provides for a “280G cutback” with a “best net” provision, meaning that in the event that an excise tax under Section 280G of the Internal Revenue Code would be assessed on payments or other benefits received upon a Change in Control, Mr. Tunney will be entitled to receive: (i) the full aggregate amount of payments and other benefits to which he is entitled or (ii) an amount equal to one dollar less than three times Mr. Tunney’s “base amount” (within the meaning of Section 280G of the Internal Revenue Code) whichever results in Mr. Tunney’s receipt of the largest aggregate amount, taking into account all applicable federal, state, and local taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

Date: April 5, 2012	By:	/s/ José G. Ibarra
José G. Ibarra Senior Vice President – Finance and Chief Financial Officer